UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to
Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant  ☒                                                         Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials Under § 240a-12

Sealed Air Corporation
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

May 11, 2021
Dear Fellow Stockholder:
Sealed Air Corporation (the “Company”) is asking for your support at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. Specifically, we ask for your support on “Proposal 4. Approval of Executive Compensation on Advisory Basis.”
In connection with this request, we are making available these supplemental proxy materials to emphasize the linkage of executive compensation to Company performance and the stockholder orientation of the modifications to our CEO’s new-hire awards. The Board approved such one-time modifications as a result of the unforeseen impacts of the COVID-19 pandemic and to enhance the retentive and performance natures of the CEO compensation program under these circumstances. The Compensation Discussion & Analysis section of our Proxy Statement dated April 6, 2021 (the “Proxy Statement”) for the Annual Meeting, beginning on page 42 of the Proxy Statement, contains more information about these matters.
As described in the Proxy Statement, one of the primary objectives of our executive compensation program is to align the interests of our executive officers, including our named executive officers, with those of our stockholders in a way that allows us to attract and retain the best executive talent that can create long-term value for our stockholders.
Our executive compensation program is designed to be stockholder-aligned
Our executive compensation program is designed to motivate, retain and attract the right leaders for the Company, to create a performance based culture and environment while executing the business strategy of the Company, and to align with the Company’s business purpose and commitment to long-term sustainable growth and stockholder value creation.
The Board believes that the compensation program put in place for our executive team accomplishes these objectives. The compensation opportunities offered to our executives are competitive with our peers and provide significant incentives to deliver performance to stockholders. For 2020, 65 percent of the target total direct compensation of our Chief Executive Officer (“CEO”) was performance-based and tied to Company success, and 56 percent of the target total direct compensation of our other named executive officers was performance-based and tied to Company success.

AIP means Annual Incentive Plan
RSU means time-vesting restricted stock unit
PSU means performance share unit

In addition, we select performance metrics that directly relate to value creation, including Adjusted EBITDA, Profitable Growth Ratio, and Free Cash Flow in our annual incentive compensation, and Adjusted EBITDA CAGR, ROIC (Return on Invested Capital), and Relative TSR in our long-term program. We believe that these metrics, combined with the rigorous goals set for each, are aligned with long-term value creation for our stockholders.
Description of the CEO Award Modification
In December 2020, the Board authorized the Company to enter into a letter agreement (the “Letter Agreement”) with our CEO, Ted Doheny, to adjust certain compensation arrangements that were included in his original employment offer letter (the “2017 Offer Letter”). Under the 2017 Offer Letter, Mr. Doheny was granted 70,000 performance-vesting restricted stock units (the “new hire PSUs”), which were scheduled to vest on December 31, 2020 if either of the following two performance conditions were achieved: (i) the Company’s cumulative total stockholder return for 2018-2020 is in the top 33% of its peers (using the same peers and methodology under the Company’s annual PSU awards) and the Company’s stock price as of December 31, 2020 equals at least $60/share, or (ii) the Company’s stock price as of December 31, 2020 equals at least $75/share. The 2017 Offer Letter provides that the stock price as of December 31, 2020 for this purpose will be determined using a 30-day arithmetic mean of closing prices.
The Board determined that the new hire PSUs should be modified in light of business disruptions caused by the pandemic and to further encourage Mr. Doheny’s continued retention and focus on future performance. As a result, the Letter Agreement provided that the new hire PSUs were adjusted as follows:
•    Half of the award – 35,000 units – were converted to an award of time-vesting RSUs vesting on September 18, 2022 (i.e., the fifth anniversary of his original start date).
•    The remaining half of the award – 35,000 units – will remain PSUs that are subject to the original performance conditions, but measured as of September 18, 2022 rather than December 31, 2020 (with the Company’s stock price for that purpose determined using a 30-day arithmetic mean of closing prices as of September 18, 2022).
Vesting of the adjusted RSUs and PSUs is subject to Mr. Doheny’s continued employment with the Company through September 18, 2022, subject to treatment upon termination of employment consistent with the 2017 Offer Letter.
Consistent with proxy disclosure rules, the modified awards appear as 2020 grants in the Grants of Plan-Based Awards Table and appear as 2020 compensation in the Summary Compensation Table in our Proxy Statement.
The Board believes the conversion of a portion of the new hire PSUs was appropriate given our CEO’s track record
The Board believes that Mr. Doheny has provided outstanding leadership through an unprecedented period of business disruption and, more broadly, since his appointment to the CEO role. Accordingly, the Board has determined that his continued service as our CEO is important to our plan for long-term value creation. When making the decision to convert a portion of the New Hire PSUs to RSUs, the Board considered the following accomplishments:
    Financial accomplishments:
•    Grew top-line net revenue from $4.5B in 2017 to $4.9B in 2020
•    Increased Adjusted EBITDA from $833 million in 2017 to $1.05B in 20201
•    Increased Adjusted EPS from $1.81 in 2017 to $3.19 in 20201

1Refer to pages 32 through 44 and page 54 of our Annual Report on Form 10-K filed on February 25, 2021 for additional information about our key accomplishments in 2020 and for important information about the use of non-U.S. GAAP financial measures, including applicable reconciliations to U.S. GAAP financial measures for 2020 Adjusted EPS and Adjusted EBITDA. Refer to pages 2, 31, 32, 49, 87 and 88 of our Annual Report on Form 10-K filed on February 21, 2018 for additional information about our key accomplishments in 2017 and for important information about the use of non-U.S. GAAP financial measures, including applicable reconciliations to U.S. GAAP financial measures for 2017 Adjusted EPS and Adjusted EBITDA.

Strategic accomplishments:
•    Launched our Reinvent SEE business transformation, delivering incremental Adjusted EBITDA benefits of $290 million since the start of the program in December 2018 through December 2020
•    Launched our SEETM Automation Strategy with the goal to provide differentiated, world-class integrated solutions including automated equipment, services and sustainable materials
•    Building a One SEE high-performance and socially responsible culture that is guided by our purpose and focuses on creating long-term value for our stakeholders and society, and launched our SEE Culture Model for the design and execution of our company-wide people and social impact strategy
Operational accomplishments:
•    Promoted the safety, health and well-being of our employees throughout the ongoing COVID-19 pandemic through additional compensation, personal protective equipment and hygiene kits, food, safe transportation, and other forms of appreciation and support
•    Focused on reducing greenhouse gas, energy and water intensity in our operations and at our customer’s operations, resulting in significant accomplishment on our 2020 Sustainability Goals and progress towards our 2025 Sustainability and Plastics Pledge
•    Supported corporate Diversity, Equity & Inclusion initiatives, including forming the Diversity, Equity and Inclusion Council and demonstrating his commitment to DE&I by signing the CEO Action for Diversity & Inclusion initiative
The Board believes that the structure of the RSUs, which will vest in 2022, also promote the retention of Mr. Doheny, fulfilling a key objective of our executive compensation program.
Total value of the modifications is less than 17% of CEO’s 2020 total reported pay
Disclosure rules require us to calculate and publish the value of the award modifications, computed in accordance with accepted accounting standards. We have provided full transparency regarding the value of our award modifications in both the Grants of Plan-Based Awards Table and our Summary Compensation Table located in our Proxy Statement.
The modification date fair value for the portion of the modified award that continues as PSUs is $443,450, and the modification date fair value for the portion of the modified award that was converted to RSUs is $1,589,000. The total value of the modifications is less than 17% of Mr. Doheny’s 2020 total pay as reported in the Summary Compensation Table in the Proxy Statement. The Board believes that the motivational and retentive impacts of these award modifications outweigh the incremental accounting expense.
The modified PSU awards continue to hold our CEO accountable to the original rigorous goals
Our modifications do not lower the rigor established with respect to the PSU awards. The same stock price goals and relative performance conditions continue to apply; only the time period is extended to align to the original 5-year term of employment provided by the 2017 Offer Letter. The Board believes that extending the time period available to attain the awards is an appropriate modification for these awards and believes that the original targets are still appropriate for the company, are rigorous, and are aligned with stockholder interests.
The Board believes that transparent treatment and disclosure of COVID-19 related adjustments is best practice
The modifications were fully disclosed when made through a Form 8-K filed on December 14, 2020. While a variety of mechanisms could have been employed to have similar long-term impacts on our CEO’s compensation, including making additional grants in 2020 or 2021, or providing discretionary payouts, our Board believes that modification of the existing awards provides better transparency and consistency for our CEO and other stakeholders. The modifications to the new hire PSUs was done in a way that communicates the Board’s continuing commitment to rigorous performance goals, its satisfaction with the performance that our CEO has delivered to date, and belief in the Company’s growth potential.

The Board remains committed to robust stockholder protections
Our Board believes that our compensation program should be stockholder-aligned, and one of the marks of a stockholder-aligned program are good governance features. We have implemented protections for stockholders including:
•    A clawback provision covering annual and long-term incentive awards
•    Strong ownership guidelines, requiring our CEO to hold equity (excluding unvested awards under our equity compensation plans) worth six times his base salary, and lesser multiples for other named executive officers
•    Prohibitions against hedging and pledging for all executive officers and directors
In addition, our Compensation Committee receives advice from an independent compensation consultant, FW Cook, who also advises the Nominating and Corporate Governance Committee regarding director compensation but provides no other services to the Company.
We request your support for “Proposal 4. Approval of Executive Compensation on Advisory Basis”
The Board believes that our compensation program, including the modifications made to our CEO’s new hire PSUs, are aligned with long-term stockholder interests. We urge you to vote “for” this proposal and, as always, we thank you for your continued investment in Sealed Air.
On behalf of the Board of Directors,

Jerry R. Whitaker
Chairman of the Board of Directors

The Board of Directors recommends that you vote in favor of “Proposal 4. Approval of Executive Compensation on Advisory Basis.”

4